Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2022, with respect to the consolidated financial statements included in the Annual Report of Orbital Infrastructure Group, Inc. (formally known as Orbital Energy Group, Inc.), on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Orbital Infrastructure Group, Inc. on Form S-3 (File No. 333-252682).

/s/ Grant Thornton LLP

Dallas, Texas

April 6, 2023